Liaoyuan Yinyuan Aluminum Alloy Co., Ltd.

Articles of Association

March 7, 2006

Contents

Chapter One General Principles

Article 1 In accordance with the relevant provisions of the *Foreign Funded Enterprise Law of the People's Republic of China* and its implementation rules, the US LUXON HOLDINGS, INC. (hereinafter referred to as Investor) is planning to acquire the Liaoyuan City Yinyuan Aluminum Co., Ltd., Jilin Province, China, and set up a foreign-funded sole proprietorship enterprise, the Liaoyuan Yinyuan Aluminum Alloy Co., Ltd. (hereinafter referred to as Company), and so this Charter of Association is made accordingly.

Article 2 The name of the company shall be: 辽源银源铝合金有限责任公司.
The English name of the company shall be: Liaoyuan Yinyuan Aluminum Alloy Co., Ltd.
The legal address of the company shall be: Fuzhen Industrial Garden Zone, Liaoyuan City Economic Development Zone, Jilin Province.
Tel: 0437—5082577
Pc: 136200
Contact person: Li Tianshuang

Article 3 Name of the Investor:
Name of the Investor in Chinese: 莱克森控股有限公司
Name of the Investor in English: LUXON HOLDINGS, INC.
Legal address: 美国内华达州卡森市拉塞特大道 2050 号
Address in English: 2050 Russett Way Carson City, NV
Legal representative: William Wang; position: Chairman of the Board of Directors; Nationality: U.S.A.

Article 4 The company shall be a company of limited liabilities.
The Investor's responsibility to the company shall not exceed his deposited amount of capital.

Article 5 The company shall be a Chinese legal person and shall be under the jurisdiction and protection of the Chinese laws. All of its activities shall abide by the Chinese laws, by-laws, relevant regulations and rules.

Chapter Two Aims and Business Scopes

Article 6 Company aim: taking customers as core, regarding quality as life, taking creativity as driving forces, and considering talents as roots.

Article 7 Company business scope: aluminum and aluminum alloy product processing and trade

Article 8 Company business scale: 18000 t aluminum products/year

Article 9 80% of the company products are marketed in China and 20% are exported. The foreign exchanges are balanced by the company itself.

Chapter Three Total Investment and Registered Capital

Article 10 The company's total investment is 1,800,000 USD, and its registered capital is 1,250,000 USD. The gap between the total investment and the registered capital is filled by the sole proprietorship company through financing approaches.

Article 11 Capital input mode: 1,250,000 USD in cash

Article 12 The investors deposited all the capital and all the necessary procedures were completed within three months after the issuance of the business license.

Article 13 After the investors made deposits of their investments, the company employed Chinese certified accountants to check the capital and accountant firms issued capital check reports, which are mainly composed of names of investors, contents of investments, date of investments, date of capital check report issuance, etc.

Article 14 During its operation periods, the company shall not reduce its registered capital.

Article 15 Any increase and transfer of the company's registered capital shall be unanimously approved by the board of directors, and then approved by the original examination and approval authorities, followed by the modification registration procedures with the original registration institutions.

Chapter Four Board of Directors

Article 16 The company shall establish the board of directors, which shall be the supreme power organ of the company. The chairperson of the board of directors shall be the legal person of the company. The day when the company's business license is issued shall be the day when the board of directors is founded.

Article 17 The board of directors shall decide on all the important issues of the company. Its major functions and responsibilities are as follows:

1. Deciding on and approving important issues proposed by the general manager (such as operation plan, annual operation report, capital, borrowing, etc.);
2. Approving annual financial statements, incomes budgets, and annual profit distribution plans;
3. Approving the company's important regulations and rules;
4. Deciding on setting up branches;
5. Revising the company's Charter of Association;
6. Discussing and deciding on the company's production halt or merger with other economic organizations;
7. Deciding on employment of senior staff such as general manager, vice general manager, chief engineer, auditor, etc.
8. Being responsible for liquidation when the company's validity period terminates or expires;
9. Being responsible for other important issues to be decided by the board of directors.

Article 18 The board of directors shall be composed of three members of William Wang, Zhou Yongbo and Li Tianshuang, who are appointed by investors. The office term of board directors shall be four years, and they can be reappointed.

Article 19 The chairperson of the board of directors shall be William Wang.

Article 20 The board of directors shall have one routine meeting every year, and temporary board of directors meetings may be convened upon proposals by more than 1/3 of the board members.

Article 21 In principle the board of directors meetings shall be convened at the company venue, and they may be convened in other places according to actual situations.

Article 22 The board of directors meetings shall be called and presided over by the chairperson of the board of directors. In case of the chairperson's absence, the chairperson may entrust other board members to call and preside over the meetings.

Article 23 The chairperson of the board of directors shall notify in writing all the board members of board meetings 20 days before board of directors meeting.

Article 24 In case board members fail to attend board of directors meeting for some reasons, they may entrust in writing their agents to be present at board of directors meetings. In case even their agents fail to attend board of directors meetings, it shall be regarded as waiving their rights to attend board of directors meetings.

Article 25 The quorum of board of directors meetings shall be 2/3 of all the board members. In case of less than 2/3 of the board members at board of directors meetings, resolutions passed at such meetings shall be invalid.

Article 26 There shall be detailed minutes about each of the board of directors meetings, and the minutes shall be signed by all the board members present at the meetings, or by their agents at the meetings. The meeting minutes shall be in Chinese and shall be filed by the company.

Article 27 The following issues shall be passed unanimously by the board of directors before they are materialized:

1. Amending the Articles of Association of the company;
2. Terminating or disbanding the company;
3. Re-adjusting the company's registered capital;
4. Transferring the company's shares to others;
5. Mortgaging the company's shares to creditors;
6. Mortgaging the company's assets; and
7. Merging the company with others'.

Article 28 The following issues shall be passed by more than 2/3 of the members of the board of directors before they are materialized:

1. Deciding on the company's annual business operation policies, operation plans and development plans;
2. Examining and approving annual financial budgets, settlement and annual accounting statements;
3. Examining and approving the annual business operation reports made by the general manager;
4. Deciding on the company's annual profit distribution plans;
5. Deciding on the company's labor contract and various regulations;
6. Deciding the utilization of the company's capital and the quotas of loans;
7. Appointing or removing general manager and vice general managers, and other senior executive staff recommended by the general manager; deciding on their pay and treatment;
8. Making the welfare systems for the company staff and workers according to relevant regulations of China; and
9. Deciding on the company's organization structure, addition h cancellation of functionary departments of the company.

Chapter Five Operation Management Organization

Article 29 The company shall have one general manager, who shall be recommended by the investors and appointed by the board of directors, and two vice general managers, who shall be recommended by the investors.

Article 30 The general manager shall be directly responsible to the board of directors, execute the resolutions or decisions of the board of directors, organize and lead the company's routine production, technology and business operation management work. The vice general managers shall assist the general manager in his work, and act as deputy general manager when the general manager is absent.

Article 31 Decisions on important issues arising from the company's routine work shall be jointly signed by both the general manager and the vice general managers before they are materialized. The board of directors shall provide detailed clarification about the important issues whose decisions are to be jointly signed.

Article 32 The office terms of the general manager and the vice general managers shall be three years. They may be re-appointed by the board of directors.

Article 33 Invited by the board of directors, the chairperson or members of the board of directors may concurrently be appointed general manager, vice general managers or other senior executive staff.

Article 34 The general manager and vice general managers shall not concurrently be general managers of any other economic entities, and they shall not be involved in any commercial competitive activities against the company on behalf of any other economic entities.

Article 35 The company shall have some senior executive staff such as chief engineer, auditor, accountant, etc. They shall be appointed by the board of directors.

Article 36 Senior staff such as engineers, auditors, accountants, etc. shall be under the leadership of the general manager.

Accountants shall be responsible for the company's financial work, organize the company in overall economic accounting, and practice economic responsibility systems.

Auditors shall be responsible for the company's financial work, prepare the company's financial income and expenditure and accounting books, and present reports to the general manager and the board of directors.

Article 37 When senior staff such the general manager, vice general managers, engineers, accountants, auditors, etc. wish to resign, they shall present written reports to the board of directors one month in advance.

In case of jobbery or serious breach of duty on the part of the afore-mentioned staff, they may be dismissed anytime on resolutions by the board of directors.

Chapter Six Tax, Financial Accounting, and Foreign Exchange Management

Article 38 The company shall pay various taxes according to relevant laws and regulations of the People's Republic of China.

Article 39 The staff and workers of the company shall pay individual income taxes according to the *Individual Income Tax Law of the People's Republic of China* and relevant regulations.

Article 40 The company accounting shall be in accordance with the *Financial Management Provision of Foreign-funded Enterprises of People's Republic of China.*

Article 41 The company's fiscal year shall be from April 1 each year to March 31 of the next year.

Article 42 All the company's certificates, accounting books, bills, and statements shall be written in Chinese.

Article 43 The company shall use RMB as its accounting currency. The conversion between RMB and other currencies shall be based on the daily foreign exchange price released by the State Foreign Exchange Administration of the People's Republic of China.

Article 44 The company shall open its RMB accounts in Bank of China or other banks.

Article 45 The company shall adopt the internationally-recognized accrual basis and debit and credit accounting system in its account bookkeeping.

Article 46 The company's account books shall contain the following:

1. All the company's incomes in cash and expenditures;
2. All the company's material sales and procurements;

3. The company's assets and liabilities;
4. The company's registered capital payment time, increases and transfers.

Article 47 In the first three month of the fiscal year, the financial department of the company shall prepare the balance sheet and the profit/loss statement about the previous fiscal year, which shall be submitted to the meetings of the board of directors after being examined by auditors.

Article 48 According to the provisions of the *Law of the People's Republic of China on Foreign-funded Enterprises and on Incomes Taxation for Foreign-funded Enterprises*, the board of directors shall determine the depreciation period of the company's fixed assets.

Article 49 All the issues of the company concerning foreign exchanges shall be handled according to the *Foreign Exchange Administration Rules of the People's Republic of China* and the company's regulations.

Chapter Seven Insurance

Article 50 The company shall have insurance with insurance companies on the Chinese territory. The board of directors shall decide on insurance type, value, period, etc. while referring to the provisions of insurance companies.

Chapter Eight Out of Profits

Article 51 The company shall draw reserves funds, enterprise development funds, staff bonuses and welfare funds from the after-tax profits according to relevant provisions of the Chinese tax laws, and the board of directors shall decide on the proportions.

Article 52 The after-tax and after-deduction profits shall belong to the company.

Article 53 The company shall draw profits once a year, and the board of directors shall decide on the distribution amount according to the company's actual operation situations. The profit distribution plan and the amount to various parties shall be made known. In the last three months of each fiscal year.

Article 54 In case the company made losses in the previous fiscal year, before the losses are made up, the profits shall remain untouched. In case no profit distribution is made in the previous fiscal year, it may be combined into the profit distributions of this fiscal year.

Chapter Nine Staff and Workers

Article 55 Such issues as personnel recruitment, employment, dismiss, pay, welfare, labor security, life welfare, reward, etc. shall be handled according to the *Labor Law of the People's Republic of China*.

Article 56 Staffs needed by the company may be recommended by the local labor department,

or the company can recruit them after the labor department has given their consents, but all of them must pass examinations before being picked according to their merits.

Article 57 The company shall have the right and power to mete out such penalties as warning, demerit record, and pay reduction to those in violation of the company's regulations or work disciplines, and expulsion if it is a serious case. In case of staff expulsion, it shall be reported to the local labor department to file.

Article 58 Staff's pay shall be determined by the board of directors in reference to relevant provisions of China and in accordance with the company's situations, and it shall be specified in detail in labor contracts.

Along with production development and improvement of staff work skills and technical levels, the company may appropriately raise staff pay.

Article 59 The company shall specify such issues as staff welfare, bonus, labor insurance, etc. in various regulations so as to ensure staff production and work under normal conditions.

Chapter Ten Labor Union

Article 60 The company's staff shall have the right to set up labor unions and engage in labor union activities according to the *Labor Union Law of the People's Republic of China*.

Article 61 The company's labor union shall be a representative of staff interest. Its tasks are as follows: legally safeguarding staff's democratic rights and material interests, assisting the company in making arrangements for reasonable use of welfare and bonus funds, organizing staff in learning politics, business, science, technology, etc., engaging in artistic and sports activities, educating staff to abide by work disciplines and work hard to fulfill various economic tasks assigned by the company.

Article 62 The company's labor union shall represent staff to sign labor contracts with the company and supervise on the execution of the contracts.

Article 63 When the company discusses staff reward, penalty, pay system, life welfare, labor protection and insurance, the labor union representative shall have to right to attend the discussions as a non-voting delegate. The company should solicit the labor union for opinions and get cooperation from the labor union.

Article 64 The company's labor union shall mediate labor-management disputes.

Article 65 The company shall actively support the labor union's work, and provide necessary houses and equipment for the labor union according to the *Labor Union Law of the People's Republic of China*, to facilitate its engagements in office work, meetings, staff collective welfare, cultural and sports activities. The company shall allocate 2% of the total staff pay of the company to the labor union as its outlay every month, and the company's labor union shall use the labor

union outlay according to the *Labor Union Outlay Management Methods* promulgated by the General Labor Union of the People's Republic of China.

Chapter Eleven Expiration, Termination and Liquidation

Article 66 The operation period shall be 30 years, starting from the day when the business license is issued.

Article 67 In case the company's operation period needs to be extended, it shall be up to the board of directors to make resolutions. An application to extend the operation period should be submitted to the original examination and approval authority six months before the operation period expires, and the period extension may be materialized upon approval, and the modification procedures shall be reported to the State Industrial and Commercial Administration.

Article 68 In case the company holds that operation termination is to the best interest of the company, operation may be terminated ahead of schedule.

In case the company's operation expires or is terminated ahead of schedule, the board of directors shall convene a plenary meeting to make such decisions, which shall then be reported to the original examination and approval authority for approval.

Article 69 In case the company's operation expires or is terminated ahead of schedule, according to the *Liquidation Regulations for Foreign-funded Enterprises*, the board of directors shall propose the liquidation procedures, principles and staff and liquidation committee, which shall conduct legal liquidations according to the net value of the account books.

The liquidation committee shall exercise the following functions:

1. Convening creditors meetings;
2. Proposing financial pricing and calculating basis;
3. Taking over and liquidating the enterprise's property, preparing balance sheets and lists of property;
4. Providing for liquidation plans;
5. Taking back creditor rights and settling liabilities;
6. Demanding shareholders make due payments; and
7. Distributing remaining property.

Article 70 The tasks of the liquidation committee: completely liquidating the company's property, creditor rights, and liabilities; preparing balance sheets and property lists, making liquidation plans and executing the plans when they are passed by the board of directors.

Article 71 During liquidation, the liquidation committee shall represent the company in lawsuits.

Article 72 When the liquidation committee pays off all the liabilities, the remaining property shall belong to the investors.

Article 73 The liquidating costs and the liquidation committee members' rewards shall be paid first out of the company's existing property.

Article 74 Before the liquidation completion, the investors shall not be allowed to remit the company's capital out of China, nor shall they dispose of the company's assets by themselves.

Article 75 When the liquidation is finished, the company shall report to the original examination and approval authority and apply to the industrial and commercial administration for registration cancellation, invalidate its business license and make public announcements.

In case of one of the following, the company shall be terminated:

1. The operation period expires;
2. Poor management and severe losses, which enable the investors to decide on the termination;
3. Heavy losses caused by force majeure such as natural disasters, wars, etc. so that the company cannot continue its operation;
4. Bankruptcy;
5. It is cancelled because of violations of the Chinese laws and regulations, or because of its detrimental threat to public interest;
6. Appearance of other causes to termination specified by the company.

Article 76 When the company is disbanded, its account books shall be kept by the investors.

Chapter Twelve Regulations and Systems

Article 77 The company's board of directors has prepared the following regulations and systems:

1. Operation management system, including the functions and work procedures of various management departments;
2. Staff rules;
3. labor pay system;
4. Staff check on work attendance, promotion and reward systems;
5. Staff welfare system;
6. Financial system;
7. Liquidation procedures for disbanding the company; and
8. Other necessary regulations and systems.

Chapter Thirteen Supplementary Articles

Article 78 In case of amendments of the Articles of Association, they shall be unanimously agreed on at meetings of the board of directors before they are materialized, and the amendments must be reported to the original examination and approval authority for approval.

Article 79 The Articles of Association shall be written in Chinese.

Article 80 The Articles of Association shall not come into effect until it is approved by the examination and approval authorities, and the same is true to its amendments.

Article 81 The Articles of Association was signed by the investors in Beijing, China, on March 7, 2006.

LUXON HOLDINGS, INC.
Authorized representative (signature)
March 7, 2006